Exhibit 10(q)

EXECUTION COPY

ASSET PURCHASE AGREEMENT

between

DATA TRANSMISSION NETWORK CORPORATION

and

SURFACE SYSTEMS, INC.

Dated as of June 30, 2006

Section 3.22.	Insurance	15
Section 3.23.	Fair Value	15
Section 3.24.	Solvency	15
Section 3.25.	Disclosure	16

	ARTICLE IV

	REPRESENTATIONS AND WARRANTIES OF BUYER

Section 4.01.	Organization	17
Section 4.02.	Authorization	17
Section 4.03.	Noncontravention	17
Section 4.04.	Litigation	17
Section 4.05.	Broker or Finders’ Fees	17

	ARTICLE V

	ADDITIONAL AGREEMENTS

Section 5.01.	Conduct of Business	17
Section 5.02.	Employee Leasing Agreement	18
Section 5.03.	Product Marketing Agreement	18
Section 5.04.	Subcontract	18
Section 5.05.	Public Announcements	18
Section 5.06.	No Solicitation	19
Section 5.07.	Representations and Warranties	19
Section 5.08.	Disclosure Schedules	19
Section 5.09.	Due Diligence	20

	ARTICLE VI

	POST-CLOSING COVENANTS

Section 6.01.	Further Action	20
Section 6.02.	Consents and Authorizations	20
Section 6.03.	Litigation Support	20
Section 6.04.	Transition	21
Section 6.05.	Confidentiality	20
Section 6.06.	Noncompetition/Nonsolicitation Agreement	22
Section 6.07.	Access to Records After the Closing	22
Section 6.08.	RWIS Data Access	23

	ARTICLE VII

	CONDITIONS TO CLOSING

Section 7.01.	Conditions to Obligation of Buyer	23

Section 7.02.	Conditions to Obligation of Seller	25

	ARTICLE VIII

	SURVIVAL AND INDEMNIFICATION

Section 8.01.	Survival	26
Section 8.02.	Indemnification	27
Section 8.03.	Time Limitation on Indemnification	28
Section 8.04.	Third Party Claims, Etc	28
Section 8.05.	Certain Other Indemnity Matters	28

	ARTICLE IX

	TERMINATION

Section 9.01.	Termination Events	29
Section 9.02.	Effect of Termination	30

	ARTICLE X

	MISCELLANEOUS

Section 10.01.	Notices	30
Section 10.02.	Amendments and Waivers	31
Section 10.03.	Expenses	31
Section 10.04.	Successors and Assigns; Assignment	31
Section 10.05.	Governing Law	31
Section 10.06.	Counterparts; Effectiveness	31
Section 10.07.	Entire Agreement; Third Party Beneficiaries	32
Section 10.08.	Severability	32

	ARTICLE XI

	DEFINITIONS

Section 11.01.	Definitions	32

Exhibit A:	Employee Leasing Agreement
Exhibit B:	Product Marketing Agreement
Exhibit C:	Form of Subcontract
Exhibit D:	Opinion of Seller’s Counsel
Exhibit E:	Bill of Sale, Assignment and Assumption Agreement

Schedule 2.01(a):	Customer Contracts and Customers
Schedule 2.01(b):	Software and Licenses
Schedule 2.01(c):	Data Bases
Schedule 2.01(d):	IP Rights
Schedule 2.01(e):	Hardware
Schedule 2.01(f):	Other Equipment
Schedule 2.01(g):	Supplies
Schedule 2.01(h):	Other Agreements
Schedule 2.02(c):	Storm Beacon Customers
Schedule 2.02(d):	Excluded Hardware
Schedule 2.02(h):	Unrelated Assets
Schedule 2.07:	Customers Contracts Requiring Consent
Schedule 3.04:	Litigation
Schedule 3.06(b):	Customer Disputes
Schedule 3.06(c):	Customer Bankruptcies
Schedule 3.09:	Non-Exclusive IP Rights
Schedule 3.13:	Tax Matters
Schedule 3.14:	Financial Statements
Schedule 3.15:	Absence of Specified Changes
Schedule 3.16(a):	Title
Schedule 3.17:	Licenses and Permits
Schedule 3.18:	Consents and Approvals
Schedule 3.20:	Employment Matters
Schedule 3.21:	Employee Benefit Plans
Schedule 3.22:	Insurance
Schedule 5.04:	Subcontract Customers

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into this         day of June, 2006 by and between DATA TRANSMISSION NETWORK CORPORATION, a Delaware corporation (“Buyer”), and SURFACE SYSTEMS, INC., a Missouri corporation (“Seller”).  Buyer and Seller are jointly referred to herein as the “Parties.”

W I T N E S S E T H :

WHEREAS, Seller is engaged in the business of selling information, software and other products related to the weather forecasting business and providing services related thereto (the “Business”); and

WHEREAS, Buyer desires to purchase substantially all of Seller’s assets associated with the Business, and Seller desires to sell such assets to Buyer.

NOW, THEREFORE, in consideration of the promises and the mutual representations, promises and covenants herein contained and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

CONSTRUCTION

Section 1.01.  Construction and Interpretation.  All capitalized words or terms herein have the meaning ascribed to them as immediately thereafter defined or as defined in Article XI hereof.  The captions or headings in this Agreement are for convenience of reference only and in no way define, limit or describe the scope or intent of any provisions or Sections of this Agreement.  All references in this Agreement to particular Articles or Sections are references to the Articles or Sections of this Agreement, unless some other references are clearly indicated.  All accounting terms not specifically defined in this Agreement shall be construed in accordance with United States generally accepted accounting principles as in effect on the date hereof.  In this Agreement, unless the context otherwise requires, (a) words describing the singular number shall include the plural and vice versa, (b) words denoting any gender shall include all genders and (c) the word “including” shall mean “including, without limitation.”  This Agreement and the other instruments and documents to be delivered pursuant hereto shall not be construed more favorably against one Party than the other based on who drafted the same, it being acknowledged that all Parties hereto contributed meaningfully to the drafting of this Agreement.

ARTICLE II

TRANSFER OF ASSETS AND RIGHTS

Section 2.01.  Purchase and Sale of Assets.  Subject to the terms and conditions of this Agreement, Seller agrees to sell, convey, assign, transfer and deliver to Buyer as of the Effective Time, free and clear of any and all liabilities, claims, liens, restrictions on transfer and encumbrances (except for the Forward Looking Obligations and Permitted Liens, if any), and Buyer agrees to purchase from Seller, all of the assets listed below, whether tangible, intangible, real, personal or mixed, and wherever located, all of which are sometimes collectively referred to in this Agreement as the “Purchased Assets”:

(a)           All rights of Seller in and to the customer agreements identified on Schedule 2.01(a) (the “Customer Contracts”), all rights of Seller to provide products and services to the customers who are parties to such agreements or customers who otherwise receive products and services related to the Business from Seller, each of whom is also identified on Schedule 2.01(a) (the “Customers”) and all rights to provide products and services to the prospective customers to whom proposals have been presented by Seller as of the Effective Time (the “Proposals”), a list of which shall be provided by Seller to Buyer as soon as reasonably practicable following the Closing;

(b)           All computer software systems and computer software licenses used and/or held by Seller in connection with or otherwise related to the Business, including but not limited to those identified on Schedule 2.01(b) (the “Software and Licenses”);

(c)           All data bases, including those storing weather graphics and related content, used in connection with or otherwise related to the Business, including but not limited to those identified on Schedule 2.01(c) (the “Data Bases”);

(d)           All intellectual property rights (e.g., trade names, trademarks, service marks, copyrights, patents, website addresses, website content, domain names, e-mail addresses, patent rights, licenses, brand names, trade secrets and trade dress) owned or used by Seller in the operation of the Business, including but not limited to those identified on Schedule 2.01(d) (the “IP Rights”);

(e)           All computer hardware owned by Seller and used in connection with or otherwise related to the Business, including but not limited to the computer hardware identified on Schedule 2.01(e) (the “Hardware”);

(f)            All other equipment, furniture and appurtenances owned by Seller and used in connection with or otherwise related to the Business, including but not limited to the equipment, furniture and appurtenances identified on Schedule 2.01(f) (the “Other Equipment”);

(g)           All inventory, supplies and expendable assets specifically related to the Business, including but not limited to those identified on Schedule 2.01(g) (the “Supplies”);

(h)           All rights of Seller under the contracts, commitments, leases, licenses and other agreements related to the Business (other than Customer Contracts) which are specifically identified on Schedule 2.01(h) (the “Other Agreements”);

(j)            All permits, licenses, franchises, consents or authorizations issued by, and all registrations and filings with, any Governmental Authority solely in connection with the Business, whenever issued or filed, excepting only those which by law or by their terms are non-transferable and those which have expired (the “Permits”);

(k)           All warranties and guarantees of manufacturers, contractors or suppliers which pertain to the Business (the “Warranties”);

(l)            All claims of Seller against third parties related to the Business, whether known or unknown, fixed or continent (the “Claims”);

(m)          All of Seller’s goodwill and other intangibles associated with the Business and the operation thereof, including but not limited to any goodwill associated with any Customers; and

(n)           All papers, documents, files and records in Seller’s care, custody or control, whether paper or electronic, relating to any or all of the above-described Purchased Assets, including but not limited to all Customer lists, contracts, logs, correspondence, billing records, files and sales records.

Section 2.02.  Excluded Assets.  Seller shall retain and not sell, convey, assign or deliver to Buyer, and Buyer shall not purchase or accept from Seller, any and all other assets not specifically identified as the Purchased Assets, including, without limitation, the following properties and assets of Seller (the “Excluded Assets”):

(a)           All cash and accounts receivable;

(b)           All rights of Seller pursuant to any real estate leases, vehicle leases and equipment leases;

(c)           All customers of Seller’s “Storm Beacon” product, including but not limited to those identified on Schedule 2.02(c) (the “Storm Beacon Customers”);

(d)           All computer hardware and related items not specifically listed on Schedule 2.01(e) that have a shared use, including but not limited to those identified on Schedule 2.02(d) (“Excluded Hardware”);

(e)           All general office equipment not specifically listed on Schedule 2.01(f), including, but not limited to copy machines, telephones, facsimile machines and office furniture;

(f)            All rights and interests under any Employee Benefit Plan;

(g)           Except as provided in Section 3.14, all financial and business records of Seller which do not directly and solely relate to the Purchased Assets;

(h)           Any assets not related to the Business, including but not limited to those identified on Schedule 2.02(h) (the “Unrelated Assets”);

(i)            All other assets and properties of Seller of every kind, character or description, other than the Purchased Assets, which are owned, used or held for use (whether or not exclusively) by Seller, wherever located, whether or not similar to the items detailed under the Purchased Assets; and

(j)            All consideration to be received by Seller under this Agreement and all other rights of Seller hereunder.

Section 2.03.  Assumed Forward Looking Obligations; Excluded Liabilities.  Buyer shall assume all obligations incurred after the Effective Time or accruing after the Effective Time related to the Customer Contracts and Other Agreements purchased by Buyer pursuant to Section 2.01 hereof (the “Forward Looking Obligations”).  Buyer shall not assume any other Liabilities, obligations, contracts, leases and/or commitments of Seller of any nature, and nothing contained or described in this Agreement shall obligate Buyer to assume any other Liabilities, obligations, contracts or commitments of Seller, it being agreed that Buyer shall not assume nor in any manner be liable for, and Seller shall remain liable for and discharge and shall indemnify Buyer against and hold Buyer harmless from, all other debts, Liabilities and obligations of Seller incurred prior to or as of the Effective Time or arising prior to or as of the Effective Time, or incurred after the Effective Time or arising after the Effective Time in connection with or relating to the Business prior to the Effective Time.  Without limiting the foregoing, the Parties agree that Seller shall be solely responsible and liable for, among other things, all Liabilities for Taxes and similar items however designated, and all interest, penalties and additions to Tax, including Income Taxes and all accrued real property, personal property, sales, use and payroll Taxes incurred or arising prior to or as of the Effective Time, or incurred or accrued after the Effective Time in connection with or relating to the operation of the Business prior to the Effective Time.

Section 2.04.  Purchase Price.  Subject to adjustment as provided in Section 2.07, the total purchase price to be paid for the Purchased Assets and the other covenants and agreements of Seller set forth herein (the “Purchase Price”) shall be $1,900,000, less the amount of any fees or other amounts paid by Customers to Seller prior to the Effective Time on account of products or services to be provided to Customers after the Effective Time (the “Prepaid Fees”), with the amount of such Prepaid Fees to be determined by the Parties prior to Closing.  The Purchase Price shall be payable to Seller as set forth in Section 2.06.

Section 2.05.  Closing.  Subject to the satisfaction or waiver of the conditions set forth in Article VII hereof, the closing with respect to the transactions contemplated herein (the “Closing”) shall take place on June 30, 2006 or at such other time as Buyer and Seller may mutually agree in writing (the “Closing Date”) and shall become effective at 11:59:59 p.m. Central Daylight Savings Time on June 30, 2006 or at such other time as Buyer and Seller may mutually agree in writing (the “Effective Time”).  All Purchased Assets and related revenue, expenses, responsibility and risk of loss shall pass to Buyer as of the Effective Time.

Section 2.06.  Payment of Purchase Price.  Subject to adjustment as provided in Section 2.07 and set off for any indemnification claims of Buyer pursuant to Section 8.02(a), the Purchase Price shall be paid as follows:

(a)           Closing Payment.  At Closing, Buyer shall pay to Seller (or its designee(s)) the sum of $1,566,137.39 (the “Closing Payment”), in immediately available funds via wire transfer pursuant to wiring instructions provided by Seller to Buyer at least three (3) Business Days prior to Closing.

(b)           Consent Holdback.  The amount of $285,000 (the “Consent Holdback”) shall be withheld from payment at Closing and shall be payable as follows:

(i)            On the date which is three (3) months following the Closing Date (the “First Consent Date”), Buyer shall pay to Seller the amount of the Consent Holdback which is in excess of the total of all Consent Revenue associated with all Non-Consenting Customers as of the First Consent Date.

(ii)           On the date which is six (6) months following the Closing Date (the “Second Consent Date”), Buyer shall pay to Seller the amount of the Consent Holdback which is in excess of the total of all Consent Revenue associated with all Non-Consenting Customers as of the Second Consent Date.

(iii)          On the date which is nine (9) months following the Closing Date (the “Third Consent Date”), Buyer shall pay to Seller the amount of the Consent Holdback which is in excess of the total of all Consent Revenue associated with all Non-Consenting Customers as of the Third Consent Date.

(iv)          On June 30, 2007 (the “Final Consent Date”), Buyer shall pay to Seller the amount of the Consent Holdback which is in excess of the total of all Consent Revenue associated with all Non-Consenting Customers as of the Final Consent Date

All amounts due pursuant to this Section 2.06(b) shall be paid in immediately available funds via wire transfer pursuant to wiring instructions provided by Seller to Buyer at least three (3) Business Days prior to the date on which such payment is due.

Section 2.07.  Purchase Price Adjustment.  Schedule 2.07 sets forth each Customer Contract for which consent to assignment is required (each an “Assignment Consent Customer”) and each Customer of Seller for which Buyer shall provide services pursuant to a Subcontract for which consent to subcontract is required (each a “Subcontract Consent Customer” and together with the Assignment Consent Customers, the “Consent Customers”) and for which such consent to assignment or subcontract has not been delivered to Buyer as of the date hereof, together with the estimated 2006 fiscal year annual revenues of each such Consent Customer (the “Consent Revenue”).  If Seller fails to deliver to Buyer the Consent of any Consent Customer to the assignment to Buyer of the Customer Contract of such Consent Customer or to the subcontracting of services to be provided by Buyer to such Consent Customer, as applicable (each a “Non-Consenting Customer”), on or prior to the Final Consent Date, then the Purchase Price shall be reduced by an amount equal to the total of all Consent Revenue associated with such Non-Consenting Customers.  For the purpose of this Section 2.07, (a) with respect to any Assignment Consent Customer, Consent shall mean: (i)  the receipt by Buyer of payment for services rendered from an Assignment Consent Customer pursuant to a Customer Contract, (ii)

the written acknowledgement by an Assignment Consent Customer, in a form reasonably acceptable to Buyer (which may include e-mail or other form of electronic communication), whereby such Assignment Consent Customer agrees to the assignment of the Customer Contract, (iii) any subsequent award to Buyer of a contract put out to bid by an Assignment Consent Customer pursuant to which Buyer shall perform services substantially similar to services provided pursuant to the applicable Customer Contract, or (iv) the Consent by an Assignment Consent Customer to the subcontracting of such Customer Contract to Buyer (in the manner provided for in subparagraph (b) below) and the execution of a Subcontract by the parties hereto, and (b) with respect to any Subcontract Consent Customer, Consent shall mean the consent of a Subcontract Consent Customer in the form required pursuant to the applicable contract.  The amount of the Purchase Price reduction pursuant to this Section 2.07 shall be withheld from the payment of the Consent Holdback as provided in Section 2.06(b) and in no event shall the amount of such Purchase Price reduction exceed the amount of the Consent Holdback.

Section 2.08.  Allocation of Purchase Price.  The Purchase Price shall be allocated among the Purchased Assets as mutually agreed by Buyer and Seller within ninety (90) days following the Effective Time.  Buyer and Seller agree to use such allocation for all tax and reporting purposes and not to take any contrary position with respect thereto.  In the event that the Purchase Price is adjusted as the result of the operation of Section 2.07 or any indemnification obligation pursuant to Section 8.02(a), the allocation of the Purchase Price shall be revised accordingly as soon as reasonably practicable.  Buyer and Seller shall take all actions and file all Tax Returns (including but not limited to Internal Revenue Service Form 8594) consistent with such allocation unless required to do otherwise by law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Effective Time, except as set forth in the Disclosure Schedules attached hereto and incorporated herein by this reference (the “Disclosure Schedules”).  The Disclosure Schedules will be arranged in paragraphs corresponding to numbered Sections contained in this Article III.

Section 3.01.  Organization.  Seller has been duly organized and is a validly existing corporation in good standing under the laws of the State of Missouri.  Seller has all corporate power required to carry on the Business as now conducted and to sell, transfer and assign the Purchased Assets to Buyer.  Quixote Corporation, a Delaware corporation (“Quixote”) is the sole legal and beneficial owner of all of the outstanding capital stock of Quixote Transportation Safety, Inc., a Delaware corporation, which is the sole legal and beneficial owner of all of the outstanding capital stock of Seller.  There are no outstanding agreements for the purchase or acquisition of any of the shares of Seller’s capital stock from Seller or Quixote.  There are no outstanding securities exercisable for or convertible into any capital stock of Seller.

Section 3.02.  Authorization.  The execution, delivery and performance of this Agreement by Seller is within Seller’s corporate power, has been duly authorized by all necessary action on the part of Seller and, when executed and delivered in accordance with the terms hereof, will constitute a valid and legally binding obligation of Seller enforceable in accordance with its terms.

Section 3.03.  Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which Seller is subject or any provision of the articles of incorporation or bylaws of Seller or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any material agreement, contract, lease, license, instrument or other arrangement to which Seller is a party or by which Seller is bound or to which any of the Purchased Assets are subject (or result in the imposition of any Security Interest upon any of the Purchased Assets).

Section 3.04.  Litigation.  Except as disclosed in Schedule 3.04, there is no action, order, writ, judgment or decree outstanding or suit, litigation or proceeding pending or, to the Knowledge of Seller, threatened, against Seller with respect to the Business, the Purchased Assets or the execution of this Agreement or the consummation of the transaction contemplated thereby, nor has any such action, order, writ, judgment or decree been outstanding or suit, litigation or proceeding been pending against Seller during the past three (3) years.

Section 3.05.  Assumed Agreements.

(a)           Schedule 2.01(a) identifies all of the contracts, agreements or other relationships, whether written or oral, which are in effect as of the date of this Agreement and pursuant to which Seller sells, licenses or otherwise provides products or services of the Business to third parties.  Seller has no contracts, agreements or other relationships pursuant to which Seller sells, licenses or otherwise provides products or services of the Business to third parties other than the Customer Contracts.

(b)           Current, correct and complete copies of all written agreements included within the Purchased Assets (including but not limited to written Customer Contracts and Other Agreements), and summaries of all oral agreements included within the Purchased Assets (including but not limited to oral Customer Contracts and Other Agreements), have been provided to or made available for inspection by Buyer.

(c)           Each written agreement included within the Purchased Assets was duly executed and delivered by, and constitutes a valid and binding obligation of, Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(d)           Each written agreement included within the Purchased Assets was duly executed and delivered by, and to the Knowledge of Seller, as of the Effective Time will constitute a valid and binding obligation of, the other party to the agreement, enforceable against the other party to the agreement in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(e)           Each agreement included within the Purchased Assets constitutes the entire agreement to which Seller is a party with respect to the products and/or services being sold, licensed, acquired or retained to or from the other party thereto.

(f)            There has been no material breach of the terms of any agreement included within the Purchased Assets by Buyer or, to Seller’s Knowledge, by any other party to such agreement.

(g)           As of the Effective Time, each agreement included within the Purchased Assets will be legal, valid, binding and enforceable by Buyer, and in full force and effect on identical terms.

(h)           Seller has not received any notice and has no Knowledge of any actual or threatened termination of any agreement included within the Purchased Assets.

(i)            Except as set forth on Schedule 3.18, each agreement included within the Purchased Assets is assignable to Buyer without any consent or approval of any person.

Section 3.06.  Customers.

(a)           Except for customers of Seller’s “Storm Beacon” product which will be terminated by Seller under their agreements or as soon as otherwise practicable, Schedule 2.01(a) sets forth a complete and correct list of all customers of the Business, together with the estimated 2006 fiscal year annual revenues of each such customer identified therein.  Seller provides no products or services of the Business to any third-parties other than the Customers.

(b)           Except as set forth in Schedule 3.06(b), Seller is not and has not been engaged in any material dispute with any of its Customers since June 30, 2005.  Seller has not received any actual notice and does not have any reason to believe that any of its Customers has ceased, or after the Effective Time will cease, to use the products or services of the Business or that any of its Customers has substantially reduced, or after the Effective Time will substantially reduce, the use of such products or services at any time.

(c)           Except as set forth in Schedule 3.06(c), to the Knowledge of Seller, none of the Customers have filed a petition in bankruptcy or voluntary reorganization, commenced any case or proceeding under applicable bankruptcy laws or other similar laws, or had commenced against them any case or proceeding under any applicable bankruptcy or other similar laws, other than any petitions, cases or proceedings which have been dismissed prior to the date of this Agreement.

(d)           Seller has provided Buyer with true, accurate and complete Customer information, including but not limited to contracts, pricing and addresses, as requested by Buyer.

Section 3.07.  Hardware and Other Equipment.  Schedules 2.01(e) and 2.01(f) set forth an accurate and complete list of all Hardware and Other Equipment owned by Seller and used in connection with or otherwise related to the Business, and all of such Hardware and Other Equipment is in good operating condition (reasonable wear and tear excepted).

Section 3.08.  Software, Licenses and Data Bases.

(a)           Schedule 2.01(b) sets forth a list of all of the software and licenses which are used by Seller in connection with or otherwise related to the Business and are material to the operations thereof, including all computer software programs and related documentation and materials, other than any computer software programs and related documentation and materials subject to “shrink wrap” and/or “click wrap” licenses.  Schedule 2.01(c) sets forth a list of all data bases which are used by Seller in connection with or otherwise related to the Business and are material to the operations thereof.

(b)           As specified on Schedules 2.01(b) and (c), Seller either owns, free and clear of any liens, all right, title and interest in all Software and Licenses and Data Bases and the media included in the Purchased Assets on which such Software and Licenses and Data Bases owned by Seller is contained, or has a valid license to use such Software and Licenses and Data Bases contained on such media included in the Purchased Assets and licensed or otherwise made available for use to it.

(c)           The use by Seller of any Software and Licenses and Data Bases that are proprietary to Seller does not conflict with, misappropriate or infringe upon the rights or ownership interests of any other Person and, to the Knowledge of Seller, the use by Seller of any third-party Software and Licenses and Data Bases does not conflict with, misappropriate or infringe upon the rights or ownership interests of any other Person.

(d)           No claims (i) challenging the validity, effectiveness or, other than with respect to any licensed Software and Licenses and Data Bases, ownership by Seller of any of the Software and Licenses and Data Bases or (ii) to the effect that the use, distribution, licensing, sublicensing, sale or any other exercise of rights in the Software and Licenses and Data Bases by Seller or its agents or use by its customers infringes or will infringe on any rights or interests of any Person, have been asserted or, to the Knowledge of Seller, are threatened by any Person, and Seller has no Knowledge of the existence of any facts which could reasonably support such a claim.

(e)           None of the Software and Licenses or Data Bases contain any Self-Help Code or any Unauthorized Code.

(f)            The Software and Licenses and Data Bases and the transferred rights and licenses thereto are sufficient to operate the Business after Closing in the manner it was operated prior to Closing and will not result in any additional license fees or charges after Closing in the operation of the Business other than any license fees required to be paid pursuant to the licenses identified on Schedules 2.01(b) and (c).

Section 3.09.  Intellectual Property.

(a)           Schedule 2.01(d) sets forth a true and complete list of (i) all United States, state and foreign registrations of and applications for patents, trademarks, service marks, trade names and copyrights owned by Seller, (ii) all patent licenses, trademark licenses, service mark licenses, trade name licenses, trade secret licenses and copyright licenses held by Seller, and (iii) all other intellectual property rights, owned, held or used by Seller in connection with the Business.

(b)           Except as set forth on Schedule 3.09, Seller is the sole and exclusive owner of the entire right, title, and interest in and to all IP Rights listed on Schedule 2.01(d).

(c)           All IP Rights are subsisting and have not been adjudged invalid or unenforceable, in whole or in part, and Seller has performed all acts and has paid all renewal, maintenance, and other fees and taxes required to maintain each and every registration and application of patents, trademarks, service marks, trade names and copyrights in full force and effect.

(d)           Except as set forth on Schedule 3.09, all of the IP Rights are valid and enforceable; no holding, decision, or judgment has been rendered in any action or proceeding before any court or administrative authority challenging the validity of, Seller’s right to register, or Seller’s rights to own or use, any IP Rights and no such action or proceeding is pending or, to the Knowledge of Seller, threatened.

(e)           All registrations and applications for patents, trademarks, service marks, trade names and copyrights are standing in the name of Seller, and none of the patents, trademarks, service marks, trade names, copyrights or trade secrets has been licensed by Seller to any Affiliate or third party.

(f)            Seller has been using appropriate statutory notice of registration in connection with its use of registered trademarks and service marks, proper marking practices in connection with the use of patents, and appropriate notice of copyright in connection with the publication of copyrights.

(g)           Except as set forth on Schedule 3.09, Seller’s operation of the Business does not infringe upon or otherwise violate any trademark, service mark, trade name, patent, copyright, trade secret or other intellectual property right owned or controlled by a third party; no claim has been made that the use of any IP Rights owned or used by Seller (or any of its respective licensees) violates the asserted rights of any third party.

(h)           To the Knowledge of Seller, no third party is infringing upon or otherwise violating any rights in any IP Rights owned or used by Seller, or any of its licensees.

(i)            No settlement or consents, covenants not to sue, nonassertion assurances, or releases have been entered into by  or otherwise binding upon Seller that adversely affect Seller’s rights to own or use any IP Rights.

(j)            Seller has not made a previous assignment, sale, transfer or agreement constituting a present or future assignment, sale, transfer or agreement related to any IP Rights that has not been terminated or released.

(k)           The IP Rights are sufficient to operate the Business after Closing in the manner in which it was operated prior to Closing and will not result in any additional license fees or charges after Closing in the operation of the Business, other than those regularly paid by Seller in the ordinary course of business prior to Closing.

Section 3.10.  Supplies.  Schedule 2.01(g) sets forth an accurate and complete list of all of the inventory, supplies and expendable assets which are used by Seller in connection with the Business.

Section 3.11.  St. Louis Facility.  A correct and complete copy of the real estate lease pertaining to Seller’s facility located at 11612 Lilburn Park Road, St. Louis, Missouri (such facility being referred to herein as the “St. Louis Facility,” and such real estate lease being referred to herein as the “St. Louis Real Estate Lease”) has been provided to or made available for inspection by Buyer.  The employees to be leased under the Employee Leasing Agreement will continue to have access to the St. Louis Facility and while there will have the use of all of the tools and equipment necessary for them to provide the same services for Buyer that they have provided to Seller prior to the Closing.

Section 3.12.  Compliance With Laws.  Seller is in compliance with, is not in violation of and, to Seller’s Knowledge, is not under investigation with respect to any suspected or alleged violation of, any laws applicable to the Purchased Assets and/or conduct of the Business.

Section 3.13.  Tax Matters.  Except as set forth on Schedule 3.13, all Tax Returns for all periods ending on or before the Effective Time that are, were or may in the future be required to be filed by or with respect to the Business or the Purchased Assets, either separately or as a member of an affiliated group of entities, have been filed or will be filed on a timely basis, and in accordance in all material respects with the laws, regulations and administrative requirements of any applicable Taxing Authority.  All such Tax Returns that have been filed on or before the Effective Time or will be filed after the Effective Time relating to the Business or Purchased Assets prior to the Effective Time, were and continue to be or, when filed, will be true, correct and complete in all material respects; and, except as set forth on Schedule 3.13, Seller has paid, or will pay when due, all Taxes relating to the Business or the Purchased Assets, including personal property taxes and payroll taxes, that have or may become due for all periods (or portions thereof) ending on or before the Effective Time.  There are no liens with respect to Taxes upon any of the Purchased Assets (except for Taxes not yet due).

Section 3.14.  Financial Statements.

(a)           Schedule 3.14 to this Agreement sets forth the unaudited balance sheets and statements of income pertaining to the Business for the twelve (12) month periods ending June 30, 2005 and 2004, certified by an officer of Seller (the “Financial Statements”).  The revenue set forth in the income statement for the Business has been recognized in accordance with generally accepted accounting principles in the United

States in all material respects.  The Financial Statements have been prepared in accordance with accepted accounting principles in the United States, applied on a consistent basis through the periods indicated and with each other, are complete and correct in all material respects, are consistent with the books and records of Seller, and accurately and fairly present the financial position of the Business as of the date of the Financial Statements, as well as the results of Seller’s Business operations for the periods indicated.

(b)           The books and records of Seller (i) accurately reflect all material items of income and expense and all assets and Liabilities of Seller, (ii) are in all material respects complete and correct and do not contain any material inaccuracies or discrepancies, (iii) have been maintained in accordance with good business and accounting practices, and (iv) have been made available to Buyer for its inspection.

(c)           Seller has no Liability (and there is no basis for any present or future proceeding against Seller giving rise to any Liability), other than (i) Liabilities set forth on the face of the Financial Statements (rather than the notes thereto), (ii) Liabilities incurred in the Ordinary Course of Business consistent with past practice subsequent to December 31, 2005 and (iii) obligations under Customer Contracts and Other Agreements incurred in the Ordinary Course of Business consistent with past practice subsequent to December 31, 2005, all of which Liabilities and obligations referred to in the foregoing clauses (i) through (iii), individually or in the aggregate, are not material to the financial condition or operating results, assets or prospects of Seller.

Section 3.15.  Absence of Specified Changes.  Except as listed on Schedule 3.15, since December 31, 2005, there has not been any:

(a)           Material Adverse Effect on the financial condition, Liabilities, assets, business, operating results or prospects of the Business and/or the Purchased Assets;

(b)           destruction, damage to or loss of any Business assets of Seller (whether or not covered by insurance) that has had or may have a Material Adverse Effect on the assets, financial condition, business, operating results or prospects of the Business;

(c)           labor disputes, preliminary union organization or requests for union representation concerning the Business;

(d)           increase in the salary or other compensation or benefits payable or to become payable to any of the employees of Seller whose duties relate to the Business (“Employees”), other than those increases provided to Employees in the Ordinary Course of Business;

(e)           sale or transfer of any Business asset of Seller;

(f)            execution, creation, amendment, nonrenewal or termination of any contract, agreement or license pertaining to the Business;

(g)           additional indebtedness for borrowed money involving or relating to the Business or any of the Purchased Assets;

(h)           creation or assumption by Seller of any mortgage, lien, Security Interest, pledge or other encumbrance on any of the Purchased Assets;

(i)            waiver of any rights or cancellation or forgiveness of any claims or indebtedness related to any Purchased Asset or that would otherwise be a Purchased Assets;

(j)            any receipt by Seller of (i) notice of any loss of, (ii) material order cancellation by, (iii) material pricing or other contract changes with respect to, (iv) material dispute with or (v) material complaints from, any Customers;

(k)           initiation, receipt or settlement of any action, arbitration, audit, hearing, investigation, litigation, lawsuit or other similar proceeding affecting the Business or the Purchased Assets;

(l)            other event or condition of any character that has or might reasonably have a Material Adverse Effect on the financial condition, business, assets, operating results or prospects of the Business and/or the Purchased Assets;

(m)          conduct or activity concerning the Business and/or the Purchased Assets which has not been in the Ordinary Course of Business; or

(n)           agreement by Seller to do any of the things described in the preceding clauses (a) through (m).

Section 3.16.  Title.

(a)           Except as identified on Schedule 3.16(a), Seller is the owner of good and valid title to all of the Purchased Assets, free and clear of all liabilities, liens, charges, claims, licenses, rights, encumbrances and restrictions on transfers other than the Forward Looking Obligations and Permitted Liens, if any; and, no financing statement covering all or any portion of the Purchased Assets and naming Seller as debtor has been filed in any public office which has not been released, and Seller has not signed any financing statement or security agreement as debtor or borrower which financing statement or security agreement covers all or any portion of the Purchased Assets which has not been released.

(b)           As of the Effective Time, Buyer will acquire the Purchased Assets for its exclusive use free and clear of all liabilities, liens, charges, claims, licenses, rights, encumbrances and restrictions on transfers, except those that may arise from acts of Buyer, the Forward Looking Obligations or any Permitted Liens.  As of the Effective Time, Seller shall have no right, title or interest in the Purchased Assets.

Section 3.17.  Licenses and Permits.  Schedule 3.17 hereto contains a list and description of all licenses, authorizations and permits required by any Governmental Authority in connection with the operation of the Business as presently being conducted, including but not limited to the Permits.  Seller has all governmental licenses, authorizations and permits required to carry on the Business as now conducted and to sell, transfer and assign the Purchased Assets to Buyer, and all such licenses, authorizations and permits are in full force and effect, except for any licenses, authorizations and permits the absence of which, individually or in the aggregate, would not have a Material Adverse Effect.  Seller is, and at all times during the past two (2) years has been, in full compliance with all of the terms and requirements of each of the licenses, authorizations and permits listed on Schedule 3.17.  No event has occurred or circumstance exists that may (with or without notice or lapse of time): (a) constitute or result directly or indirectly in a violation of, or a failure to comply with, any term or requirement of any license, authorization or permit listed on Schedule 3.17, or (b) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any license, authorization or permit listed on Schedule 3.17.

Section 3.18.  Consents and Approvals.  Schedule 3.18 hereto contains a list and description of all notices or filings to and consents or approvals of any third parties, including but not limited to any Governmental Authorities, customers, suppliers, lessors or lenders, which may be necessary in order to effectively and legally transfer all of the Purchased Assets to Buyer or to otherwise complete the transactions contemplated by this Agreement, except for any notices, filings, consents or approvals the absence of which, individually or in the aggregate, would not have a Material Adverse Effect on the Business or the Purchased Assets.

Section 3.19.  Broker or Finders’ Fees.  There is no third party investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller who would be entitled to any fee or commission in connection with this Agreement or the transactions contemplated hereby.

Section 3.20.  Employees; Compensation; Labor.  Except as set forth on Schedule 3.20:

(a)           None of the Employees are subject to a written employment agreement or change of control agreement;

(b)           As of the date of this Agreement and as of the Closing Date, no general manager, operations manager, sales manager or, to the Knowledge of Seller, any other Employee has formally indicated his or her intention to reject an offer of employment from Buyer;

(c)           There are no unions representing the interests of any of the Employees and, to the Knowledge of Seller, there are no Employees seeking or attempting to organize other union representation;

(d)           There are no agreements between Seller and any labor organizations representing any of the Employees;

(e)           There are neither pending nor, to the Knowledge of Seller, threatened any strikes, work stoppages, work disruptions or employment disruptions by any of the Employees;

(f)            There are not any pending or, to the Knowledge of Seller, threatened suits, actions, administrative proceedings, hearings, arbitrations or other proceedings between Seller and any of the Employees;

(g)           Since June 30, 2004, Seller (i) has complied in all material respects with all laws and regulations relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining and the payment of social security and similar Taxes, (ii) is not liable for any material arrearages of wages or any Taxes or penalties for failure to comply with any of the foregoing, (iii) has not committed any material unfair labor practices, and (iv) has complied in all material respects with all applicable provisions of the Occupational Safety and Health Act of 1970 and regulations promulgated pursuant thereto; and

(h)           To the Knowledge of Seller, since June 30, 2004, none of the Employees has filed any complaint relating to Seller, the Business or the employment of such Employee with any governmental or regulatory authority or brought any action in law or in equity with respect to.

Section 3.21.  Employee Benefit Plans.  Except as set forth on Schedule 3.21, each Employee Benefit Plan that covers Employees (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.  Buyer shall not incur any liability with respect to any Employee Benefit Plan that covers Employees.

Section 3.22.  Insurance.  Schedule 3.22 sets forth an accurate and complete list of all indemnity bonds for the Business. With respect to each bond:  (a) all premiums with respect thereto are currently paid and the bond is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect, (b) Seller is not in material breach or default of the bond and, to Seller’s Knowledge, no event has occurred which, with notice or lapse of time, would constitute such a breach or default, or permit termination or modification of the bond, (c) Seller has not received any notice of cancellation or non-renewal of the bond, and (d) the consummation of the transactions contemplated by this Agreement will not cause a breach, termination, modification or acceleration of the bond.

Section 3.23.  Fair Value.  After due consideration, Seller’s Board of Directors has determined and represent to Buyer that the Purchase Price constitutes full and fair consideration and reasonably equivalent value for the sale of the Purchased Assets.

Section 3.24.  Solvency.

(a)           Seller is not now insolvent and will not be rendered insolvent by the execution and performance of this Agreement or any of the related agreements or the consummation of the transactions contemplated by this Agreement or any of the related agreements.  As used in this Section 3.24, “insolvent” means that the sum of the debts and other probable liabilities of Seller exceed the present fair saleable value of Seller’s assets.

(b)           Immediately after giving effect to the transactions contemplated by this Agreement:  (i) Seller will be able to pay its liabilities as they become due in the usual course of its business; (ii) Seller will not have unreasonably small capital with which to conduct its present or future business; (iii) Seller will have assets (calculated at fair market value) that exceed its liabilities; and (iv) taking into account all pending and threatened litigation, any final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller.  The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

(c)           No action has been taken by or on behalf of Seller for the termination, winding up, liquidation or dissolution of it or to make any assignment for the benefit of creditors.  Seller is not unable to pay its debts as they mature.  Seller has not filed a petition in voluntary liquidation or bankruptcy or under other similar laws and has not commenced any case or proceeding under applicable insolvency or bankruptcy laws or other similar laws.  Seller has not consented to the appointment of a receiver, administrator, custodian, liquidator or trustee of all or any part of its assets.  Seller has not taken any action for the purpose of effecting any of the foregoing.  No order or decree has been rendered by any Governmental Authority with respect to Seller regarding any of the foregoing.  Seller has not been adjudicated as bankrupt or insolvent.  No petition for any proceeding in bankruptcy, liquidation or insolvency or for the reorganization or readjustment of indebtedness has been filed with respect to Seller.  No case or proceeding has been commenced under any applicable bankruptcy or insolvency laws against Seller.  No receiver, administrator, custodian, liquidator or trustee has been appointed for Seller or any part of the assets of Seller.

Section 3.25.  Disclosure.  No representation or warranty of Seller in this Agreement, nor any certificate, schedule, exhibit or written information furnished or to be furnished by Seller pursuant to this Agreement or the related agreements, or any document or certificate delivered to Buyers by or on behalf of Seller pursuant to this Agreement or the related agreements, contains or will contain, on the date of such statement, certificate, schedule, exhibit or document, any untrue statement of material fact, or omits or will omit, on such date, a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article IV are correct and complete as of the date of this Agreement, and will be correct and complete as of the Effective Time.

Section 4.01.  Organization.  Buyer has been duly organized and is a validly existing corporation in good standing under the laws of the State of Delaware.  Buyer has all power required to purchase, acquire and assume the Purchased Assets from Seller.

Section 4.02.  Authorization.  The execution, delivery and performance of this Agreement by Buyer is within Buyer’s power, has been duly authorized by all necessary action on the part of Buyer and, when executed and delivered in accordance with the terms hereof, will constitute a valid and legally binding obligation of Buyer enforceable in accordance with its terms.

Section 4.03.  Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which Buyer is subject or any provision of the articles of organization or operating agreement of Buyer or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any material agreement, contract, lease, license, instrument or other arrangement to which Buyer is a party or by which Buyer is bound.

Section 4.04.  Litigation.  There is no action, order, writ, judgment or decree outstanding or suit, litigation or proceeding pending or, to the Knowledge of Buyer, threatened, against Buyer with respect to the execution of this Agreement or the consummation of the transaction contemplated thereby.

Section 4.05.  Broker or Finders’ Fees.  There is no third party investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who would be entitled to any fee or commission in connection with this Agreement or the transactions contemplated hereby.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.01.  Conduct of Business.  During the period from the date of this Agreement to the Effective Time, Seller shall carry on the Business only in the Ordinary Course of Business and in the same manner as conducted prior to the date of this Agreement.  To the extent consistent therewith, Seller shall use its Best Efforts to perform and satisfy its obligations under the Customer Contracts and Other Agreements, preserve intact the current business organization of the Business, keep available the services of the current Employees and preserve such business relationships and goodwill with Employees, agents, brokers, intermediaries, customers, suppliers, vendors and others having business relationships with or interests in such business.

Section 5.02.  Employee Leasing Agreement.  Buyer and Seller shall, simultaneously with the Closing, execute an employee leasing agreement with respect to the leasing and outsourcing of certain employees  of Seller to Buyer and the use of the St. Louis Facility by such employees and Buyer (the “Employee Leasing Agreement”), substantially in the form of Exhibit A hereto, effective as of the Effective Time.

Section 5.03.  Product Marketing Agreement.  Buyer and Quixote Transportation Technologies, Inc., a Delaware corporation (“QTT”) shall, simultaneously with the Closing, execute a product marketing agreement for the cross-sale and promotion of the business services and products of Buyer and QTT (the “Product Marketing Agreement”), substantially in the form of Exhibit B hereto, effective as of the Effective Time.

Section 5.04.  Subcontract.

(a)           On or before July 7, 2006, Buyer and Seller shall execute a subcontract (each a “Subcontract”) substantially in the form of Exhibit C hereto, for the provision of services by Buyer for the customers of Seller identified on Schedule 5.04, each Subcontract to be effective as of the Effective Time and to continue throughout the remaining duration of the contract being subcontracted.  Promptly following the receipt of Consent, Buyer and Seller shall execute a Subcontract with respect to all other contracts identified on Schedule 5.04, to be effective throughout the remaining duration of the contract being subcontracted.  Notwithstanding the foregoing, the parties agree that, effective upon the Effective Time, Buyer shall perform the forecasting requirements set forth in each of the contracts listed on Schedule 5.04 and, in consideration of such services, Seller shall pay to Buyer that share of the payments received by Seller from the customer which are allocable to such forecasting services.

 (b)          In the event Seller enters into subsequent or additional contracts that include forecasting services with those customers identified on Schedule 5.04, or any customers for which a Subcontract is entered into due to the inability to otherwise obtain a Consent pursuant to Section 2.07, then such forecasting services shall also be subcontracted to Buyer.

Section 5.05.  Public Announcements.  Prior to July 6, 2006, Seller shall make no internal or external announcement to its Employees and shall make no public announcements relating to the subject matter of this Agreement.  Seller shall not issue any press release and shall direct and cause its officers, directors, employees, consultants and advisors not to issue any press release relating to the subject matter of this Agreement without the prior written approval of Buyer.  Seller and Buyer will consult with each other concerning the means by which Seller’s employees, Customers, vendors and suppliers and others having dealings with Seller will be informed of the contemplated transactions for a reasonable time following the Closing, and Buyer will have the right to be present for any such communication.

Section 5.06.  No Solicitation.  From and after the date of this Agreement, until the earlier of the Effective Time or the termination of this Agreement pursuant to Article VIII, Seller shall not, and Seller shall cause its officers, directors, shareholders, employees, agents, representatives and advisors not to:  (a) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate the submission of, any inquiry, proposal or offer from any Person relating to (i) any purchase, pledge or other acquisition of any material portion of the Business assets of Seller or of any of Seller’s capital stock or options of or for any such capital stock, options or equity interests, whether by any merger, consolidation, business combination, amalgamation, asset sale, stock issuance, recapitalization, tender offer, exchange offer, liquidation, dissolution, license or any other similar transaction (other than the transaction contemplated by this Agreement), or (ii) any other similar transaction, the consummation of which could reasonably be expected to impair, impede, interfere with, prevent or materially delay the transaction contemplated by this Agreement or could reasonably be expected to dilute the benefits to Buyer of the transactions contemplated by this Agreement (collectively, “Transaction Proposals”); (b) agree to or endorse any Transaction Proposal (whether such agreement or endorsement is oral, in writing, absolute, revocable, contingent or conditional); or (c) enter into or participate in any discussions or negotiations regarding any Transaction Proposal, or furnish to any other Person any information with respect to Seller, the Purchased Assets or the Business in connection with any Transaction Proposal, or otherwise cooperate in any way with, or assist, participate in, facilitate or encourage, any effort or attempt by any other Person to submit or otherwise act in furtherance of a Transaction Proposal.  Without limiting any of the foregoing provisions of this Section 5.06, it is understood that any violation of the restrictions set forth in this Section 5.06 by any investment banker, financial advisor, attorney, accountant or other agent or representative of Seller shall be deemed a breach of this Section 5.06 by Seller.

Section 5.07.  Representations and Warranties.  Each Party shall promptly notify the other Party of any events or occurrences after the date hereof which cause or result, or may cause or result, in any of the representations or warranties set forth in this Agreement ceasing to be true and accurate in any material respect.

Section 5.08.  Disclosure Schedules.  On or prior to the date hereof, Seller has delivered to Buyer all Disclosure Schedules required to be prepared and delivered by Seller hereunder and delivered on the date hereof.  Seller shall be entitled to further supplement or amend any Disclosure Schedule only if doing so is required to update such Disclosure Schedule to reflect events or occurrences after the date hereof, and Seller shall promptly provide to Buyer any such updates after such event or occurrence.  In the event that any item included on any supplement or amendment to the Disclosure Schedules reveals any facts or circumstances which, in the reasonable opinion of Buyer, would have, individually or in the aggregate, a Material Adverse Effect on the Purchased Assets or the Forward Looking Obligations, or Buyer’s ability to conduct the Business immediately following the Closing substantially as such is presently conducted, Buyer and Seller shall immediately commence negotiations with respect to a mutually agreeable adjustment to the Purchase Price and if Buyer and Seller are unable to mutually agree upon an adjustment to the Purchase Price within five (5) Business Days following the commencement of negotiations, Buyer may, by written notice to Seller, terminate this Agreement.

Section 5.09.  Due Diligence.  During the period from the date of this Agreement to the Effective Time, Buyer shall have the right to inspect and review, and Seller agrees to make available to Buyer or its representatives, any of the Purchased Assets and any documents, records, data, agreements, financial statements or other items related to the Purchased Assets or the Business which Buyer reasonably deems necessary in order to evaluate the Purchased Assets, the Business and/or the transactions contemplated by this Agreement.  Unless the Parties otherwise agree to the contrary, any inspection or review to be conducted on Seller’s premises shall be conducted during normal business hours and upon reasonable prior notice.  Seller shall use its Best Efforts to cooperate and assist with Buyer’s due diligence and to provide to Buyer all documents, records, data, agreements, financial statements and other items reasonably requested by Buyer in connection with its due diligence.

ARTICLE VI

POST-CLOSING COVENANTS

Section 6.01.  Further Action.  The Parties agree that with respect to the period following the Closing, in case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, and all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefore under Section 8.02 hereof); provided that such cost and expense shall be limited to reasonable out-of-pocket expenses without any application of overhead or profit.

Section 6.02.  Consents and Authorizations.  To the extent waived or otherwise not required as a condition of Closing, by the Final Consent Date with respect to those consents identified on Schedule 2.07 and within thirty (30) days following the Closing with respect to all others, Seller shall deliver to Buyer written confirmation of all consents, approvals, authorizations or orders of and all registrations, declarations or filings with third parties, including creditors, contract parties or Governmental Authorities, necessary for the authorization, execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated by this Agreement, including but not limited to those referred to in Sections 3.17 and 3.18.  Between the Effective Time and the date any consent, approval, authorization or order is obtained as required by this Section 6.02, subject to the terms of the applicable agreement and to the extent permitted by law, the Parties will use their Best Efforts to (a) provide to Buyer the benefits of the applicable agreement, (b) relieve Seller of the performance obligations of the applicable agreement, to the extent possible, (c) cooperate in any reasonable and lawful arrangement designed to provide the benefits to Buyer, including entering into subcontracts for performance, and (d) enforce at the request and sole expense of Buyer and for the account of Buyer any rights of Seller arising from any such agreement (including the right to elect to terminate such agreement in accordance with the terms thereof upon the request of Buyer).

Section 6.03.  Litigation Agreement.  In the event, and for so long as, any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand (other than against the other Party) in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Effective Time involving the Business or any of the Purchased Assets, the other Party will cooperate with the contesting or defending Party and its counsel in the contest or defense thereof, make available its personnel and provide such testimony and access to its books and records as shall be reasonably necessary in connection with the contest or defense thereof, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8.02 hereof).

Section 6.04.  Transition.  Seller will not take any action that is designed or intended to have the effect of discouraging any licensor, customer, supplier or other business associate from maintaining the same business relationships with Buyer after the Effective Time as such party maintained with Seller prior to the Effective Time.  Seller will refer all customer inquiries relating to the Business to Buyer from and after the Effective Time.  Buyer and Seller shall each use their Best Efforts to cooperate with the other, and to cause their respective employees to act accordingly, in order to fulfill the intent and purpose of this Agreement.

Section 6.05.  Confidentiality.

(a)           Seller will treat and hold as confidential all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its possession.  In the event that Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.05.  If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose any Confidential Information, Seller may disclose the Confidential Information; provided, however, that Seller shall use its Best Efforts to obtain, at the request and expense of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

(b)           Buyer and Seller each acknowledge that: (i) they are not acting as an advisor to any other party and will not receive any amount that could be construed as a “minimum fee” within the meaning of Treas. Reg. §1.6011-4(b)(3) (or any successor thereto); and (ii) notwithstanding any provision to the contrary set forth in this Agreement or the Mutual Non-Disclosure Agreement between DTN Holding Company, LLC and its affiliates and Quixote, dated May 19, 2005, as amended (the “Non-Disclosure Agreement”), no Party is under any obligation to the other to keep confidential the tax treatment or tax structure of the transactions contemplated by this Agreement.

Section 6.06.  Noncompetition/Nonsolicitation.

(a)           Except as set forth in the Product Marketing Agreement and the Employee Leasing Agreement, in consideration of the promises contained herein and the consideration to be received hereunder, Seller shall not, from and after the Closing until the date which is five (5) years from the Closing Date (the “Restricted Period”), directly or indirectly (including, but not limited to actions taken by or through its parent, Quixote), own, manage, control, participate in, consult with, or render services for, whether as an agent, employee, consultant, advisor, stockholder, member, partner or joint venturer, or in any manner engage in any business that competes with the Business within the Restricted Territory or solicit, divert, take away or attempt to take away any of the customers of the Business or interfere with or attempt to interfere with any then existing relationship between Buyer and any of its customers, suppliers or other Persons with whom it deals.  For purposes of this Section 6.06, the “Restricted Territory” shall mean the United States and Canada.  Notwithstanding any provision of this Agreement to the contrary, Seller may bid on and fulfill any projects that include weather forecasting services when combined with equipment, software and/or maintenance services to be provided by Seller, so long as Seller relies on a third-party provider for the weather forecasting portion of such contracts; provided, however, that Buyer shall have a first priority right to bid on and fulfill any such weather forecasting services to be provided under such contracts on terms and conditions no less favorable than those formally offered by such prospective third-party provider.  Buyer’s decision to bid on or fulfill such projects shall be made promptly and in a timely fashion as determined by the nature of the procurement process for each such opportunity.

(b)           During the Restricted Period, Seller shall not, directly or indirectly, hire or solicit to hire any employee of Buyer or induce or attempt to induce any such employee to leave his or her employment with Buyer after the Closing.

(c)           It is the desire and intent of the parties that the provisions of this Section 6.06 be enforced to the fullest extent permissible under applicable laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Section 6.06 shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to the extent necessary in order that such provision be valid and enforceable, such amendment to apply only with respect to the operation of such provision of this Section 6.06 in the particular jurisdiction in which such adjudication is made.

Section 6.07.  Access to Records After the Closing.

(a)           After the Closing, upon reasonable prior notice, Buyer and its representatives shall be permitted reasonable access, during normal business hours, to and to make inspection of Seller’s books and records regarding the Business and the Purchased Assets, so long as such records are maintained by Seller in accordance with its customary records retention policy, and to make copies thereof as reasonably necessary to allow Buyer to obtain information in Seller’s possession regarding the Business and the Purchased Assets (but excluding attorney work product or other privileged communications).  Buyer shall pay Seller’s reasonable out-of-pocket costs and expenses in connection with satisfying such requests.  Seller shall provide Buyer with at least thirty (30) days written notice prior to the destruction of any books and records pertaining to the Business and the Purchased Assets, and Buyer shall have the option of taking possession of any such books and records, at its sole expense, prior to the expiration of such thirty (30) day period.

(b)           After the Closing, upon reasonable prior notice, Seller and its representatives shall be permitted reasonable access, during normal business hours, to and to make inspection of Buyer’s books and records regarding the Purchased Assets, so long as such records are maintained by Buyer in accordance with its customary records retention policy, and to make copies thereof as reasonably necessary to allow Seller to obtain information in Buyer’s possession regarding the Purchased Assets (but excluding attorney work product or other privileged communications) for the limited purposes of preparing Seller’s books and records (including Tax Returns) relating to the Purchased Assets.  Seller shall pay Buyer’s reasonable out-of-pocket costs and expenses in connection with satisfying such requests.

Section 6.08.  RWIS Data Access.  From the Closing Date and until April 30, 2007, Seller will cooperate and assist Buyer in acquiring any roadway information sensor data (“RWIS Data”) from any Customer or customer of Seller being provided services by Buyer pursuant to a Subcontract (a “Subcontract Customer”) that, despite its commercially reasonable efforts, Buyer is unable to obtain directly from such Customer or Subcontract Customer.  To the extent it is contractually or legally permitted to do so, Seller will provide Buyer with access to the RWIS Data in the most expedient manner possible.  Buyer shall be responsible for payment of any reasonable transmission or hardware costs incurred in connection with the acquisition of such RWIS Data.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01.  Conditions to Obligation of Buyer.  The obligation of Buyer to consummate the Closing under this Agreement is subject to the satisfaction of all of the following conditions, compliance with which, or the occurrence of which, may be waived in writing by Buyer in its sole discretion.

(a)           Accuracy of Representations.  All of the representations and warranties of Seller in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made, without giving effect to any supplement to the Disclosure Schedules, except that those representations and warranties that are qualified by terms such as “material” or “Material Adverse Effect” shall be true and correct in all respects.  On the Closing Date, Seller shall have delivered to Buyer a certificate, dated as of the Closing Date and signed by an executive officer of Seller, as to the matters set forth in this Section.

(b)           Seller’s Performance.  All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.  On the Closing Date, Seller shall have delivered to Buyer a certificate, dated as of the Closing Date and signed by an executive officer of Seller, as to the matters set forth in this Section.

(c)           [Intentionally omitted]

(d)           Officer’s Certificate.  Seller shall have delivered to Buyer a certificate of an executive officer of Seller, dated as of the Closing Date, certifying as to the articles of incorporation and bylaws of Seller and to the resolutions of Seller’s Board of Directors and sole shareholder authorizing the execution, delivery and performance of this Agreement and the related agreements.

(e)           Opinion of Counsel.  Seller shall have delivered to Buyer an opinion of its General Counsel, substantially in the form attached hereto as Exhibit D.

(f)            Delivery of Financial Statements.  Seller shall have delivered to Buyer the Financial Statements referenced in Section 3.14.

(g)           Delivery of Employee Leasing Agreement.  Seller shall have executed and delivered to Buyer the Employee Leasing Agreement referred to in Section 5.02.

(h)           Delivery of Product Marketing Agreement.  QTT shall have executed and delivered to Buyer the Product Marketing Agreement referred to in Section 5.03.

(i)            [Intentionally omitted]

(j)            No Material Adverse Change.  Since December 31, 2005, there shall not have been adverse changes in the business, operations, financial position or assets of the Business which would have, individually or in the aggregate, a Material Adverse Effect.

(k)           Due Diligence.  Buyer shall have completed its due diligence as described in Section 5.09 hereof, and the results of such due diligence shall be satisfactory to Buyer, in its sole discretion.

(l)            Legality; Governmental Authorization.  The acquisition of the Purchased Assets and the consummation of the other transactions contemplated hereby shall not be enjoined or prohibited by any applicable law.

(m)          Litigation.  No action, suit or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of

Buyer to own the Purchased Assets or assume the Customer Contracts and Other Agreements as contemplated herein (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

(n)           Certificate of Good Standing.  Seller shall have delivered to Buyer a certificate of good standing for Seller issued by the Secretary of State of the State of Missouri as of a date reasonably close to the Closing Date.

(o)           Board of Directors Approval.  The acquisition of the Purchased Assets and the consummation of the other transactions contemplated hereby shall have been approved by the Board of Directors of Buyer.

(p)           Bill of Sale, Assignments and Transfers; Lien Releases.  Seller shall have executed and delivered to Buyer a Bill of Sale, Assignment and Assumption Agreement (the “Bill of Sale”) with respect to the Purchased Assets, substantially in the form of Exhibit E hereto, effective as of the Effective Time, and such other good and sufficient bills of sale and other instruments of transfer as shall be necessary to assign and transfer to and vest in Buyer good and valid title to all of the Purchased Assets, free and clear of any and all liabilities, liens, claims, rights, restrictions on transfer and encumbrances except any Permitted Liens, and shall have delivered to Buyer a release of any encumbrances on the Purchased Assets, including but not limited to those identified on Schedule 3.16 but excluding any Permitted Liens, effective as of the Effective Time.

(q)           Other Documents.  Seller shall have delivered to Buyer all other documents reasonably requested by Buyer and contemplated by this Agreement or required to be delivered by Seller to Buyer pursuant to this Agreement and not previously delivered.

Section 7.02.  Conditions to Obligation of Seller.  The obligations of Seller to consummate the Closing under this Agreement are subject to the satisfaction of all of the following conditions, compliance with which, or the occurrence of which, may be waived in writing by Seller in its sole discretion.

(a)           Accuracy of Representations.  All of Buyer’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made, except that those representations and warranties that are qualified by terms such as “material” or “Material Adverse Effect” shall be true and correct in all respects.

(b)           Buyer’s Performance.  All of the covenants and obligations Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

(c)           Legality; Governmental Authorization; Litigation.  The acquisition of the Purchased Assets and the consummation of the other transactions contemplated hereby shall not be enjoined or prohibited by any applicable law.  No action, suit or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of Buyer to own the Purchased Assets or assume the Customer Contracts and Other Agreements as contemplated herein (and no such injunction, judgment, order, decree, ruling or charge shall be in effect).

(d)           Delivery of Employee Leasing Agreement.  Buyer shall have executed and delivered to Seller the Employee Leasing Agreement referred to in Section 5.02.

(e)           Delivery of Product Marketing Agreement.  Buyer shall have executed and delivered to QTT the Product Marketing Agreement referred to in Section 5.03.

(f)            [Intentionally omitted]

(g)           Bill of Sale.  Buyer shall have delivered to Seller the Bill of Sale referred to in Section 7.01(p), effective as of the Effective Time.

(h)           Purchase Price.  Buyer shall have paid the Closing Payment to Seller pursuant to Section 2.06(a) hereof.

(i)            Other Documents.  Buyer shall have delivered to Seller all other documents reasonably requested by Seller and contemplated by this Agreement or required to be delivered by Buyer to Seller pursuant to this Agreement and not previously delivered.

ARTICLE VIII

SURVIVAL AND INDEMNIFICATION

Section 8.01.  Survival.  The representations and warranties of the Parties contained in this Agreement, any related agreement or in any certificate delivered pursuant hereto, and any covenants and obligations of the Parties contained in this Agreement, any related agreement or in any certificate delivered pursuant hereto which are to be performed prior to the Closing, shall survive the Closing for a period of eighteen (18) months, except for those relating to Sections 3.01, 3.02, 3.13, 3.16 and 3.21 which will survive until the one hundred eighty (180) days following the expiration of the applicable statute of limitation.  The covenants and obligations of the Parties contained in this Agreement, any related agreement or in any certificate delivered pursuant hereto which are to be performed after the Closing shall survive the Closing indefinitely.

Section 8.02.  Indemnification.

(a)           Subject to the limitations set forth herein, Seller hereby agrees to indemnify Buyer against, and agree to hold Buyer harmless from, any loss, liabilities, fines, penalties or assessments incurred or suffered by Buyer arising out of:

(i)            the failure of Seller to satisfy, discharge or pay any Liability related to the Purchased Assets or the Business which was incurred or accrued prior to the Effective Time, or which was incurred or accrued after the Effective Time in connection with or related to the Purchased Assets or the Business prior to the Effective Time;

(ii)           Seller’s operation or conduct of the Business and/or ownership or use of the Purchased Assets prior to the Effective Time;

(iii)          any misrepresentation or breach of warranty by Seller in this Agreement or in any certificate delivered hereunder or any breach of covenant or agreement made or to be performed by Seller pursuant to this Agreement;

(iv)          any claim or litigation involving Seller that is pending as of the Effective Time with respect to the Purchased Assets or the Business or that arises out of the conduct of the Business by Seller prior to the Effective Time; and

(v)           any claim or litigation related to the employment practices of Seller prior to the Effective Time or any individual’s employment by or with Seller or the termination of such employment by Seller;

(vi)          the failure to file any Tax Returns and/or the failure to pay any Taxes incurred or arising prior to or as of the Effective Time or incurred or accrued after the Effective Time in connection with or relating to the Business and/or the Purchased Assets prior to the Effective Time, including but not limited to those identified on Schedule 3.13.

(b)           Buyer hereby indemnifies Seller against, and agrees to hold Seller harmless from, any loss incurred or suffered by Seller arising out of:

(i)            the failure of Buyer to satisfy or discharge any Forward Looking Obligation;

(ii)           any misrepresentation or breach of warranty by Buyer in this Agreement or in any certificate delivered hereunder or any breach of covenant or agreement made or to be performed by Buyer pursuant to this Agreement; and

(iii)          any claim or litigation arising out of Buyer’s operation of the Business and/or ownership or use of the Purchased Assets after the Effective Time.

Section 8.03.  Time Limitation on Indemnification.  Except for claims relating to Sections 3.01, 3.02, 3.13, 3.16 and 3.21 and claims relating to covenants and obligations contained in this Agreement which are to be performed after the Closing, no claim may be made and no suit may be instituted by Buyer or Seller under Sections 8.02(a)(iii) or 8.02(b)(ii) of this Agreement after eighteen (18) months from the Effective Time.  In regard to all other claims relating to this Agreement, including, but not limited to claims relating to Sections 3.01, 3.02, 3.13, 3.16 and 3.21 and claims relating to covenants and obligations contained in this Agreement, such claims may be made or suit instituted by Buyer or Seller only until one hundred eighty (180) days following the expiration of the applicable statute of limitation.

Section 8.04.  Third Party Claims, Etc.  Promptly after the receipt by any Indemnitee of a notice of the commencement of any action or other claim against an Indemnitee by a third party, an Indemnitee shall, if a claim with respect thereto is or may be made by the Indemnitee against any Indemnifying Party pursuant to this Article VIII, give such Indemnifying Party written notice of the nature and basis of such claim, but the failure to notify an Indemnifying Party will not relieve the Indemnifying Party of any Liability that it may have to any Indemnitee, except to the extent that the Indemnifying Party demonstrates that the defense of such action is prejudiced by the Indemnitee’s failure to give such notice.  Prior to the assumption by the Indemnifying Party of the defense of such claim as described in the next sentence, the Indemnitee will defend against such claim (provided that the Indemnitee may not settle such claim).  The Indemnifying Party shall have the right to defend such claim, at the Indemnifying Party’s expense and with counsel of its choice, which counsel is reasonably satisfactory to the Indemnitee.  So long as the Indemnifying Party is conducting the defense of such claim as provided in the immediately preceding sentence, the Indemnitee may retain separate co-counsel at its sole cost and expense and may participate in defense of such claim.  Provided, however, if there is or may be a conflict of interest between the Indemnifying Party and the Indemnitee, the Indemnitee may retain separate counsel at the cost and expense of the Indemnifying Party.  In the event the Indemnifying Party does not assume defense of such claim as so provided, the Indemnitee may defend against such at the Indemnifying Party’s cost and expense.  Regardless of which party shall assume the defense of such claim, each party shall provide to the other party on request all information and documentation reasonably necessary to defend such claim and shall provide reasonable access to all books, records and personnel in its possession or under its control which would have a bearing on the defense of such claim.  For purposes of this Section, “Indemnitee” shall mean the party seeking indemnification under this Article VIII, and “Indemnifying Party” shall mean the party from whom indemnification is sought under this Article VIII.

Section 8.05.  Certain Other Indemnity Matters.

(a)           Upon making any payment to an Indemnitee for any indemnification claim pursuant to this Article VIII, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnitee may have against other Persons with respect to the subject matter underlying such indemnification claim.

(b)           If after an indemnification payment is made hereunder, the Party to which such payment is made receives insurance proceeds in respect of the loss, such amount shall promptly be remitted to the Indemnifying Party.

(c)           Notwithstanding the foregoing, except as provided by Section 8.02(a)(i), 8.02(a)(iv), 8.02(a)(v) and 8.02(a)(vi), the Seller shall have no obligation to indemnify Buyer with respect to any breach of a representation or warranty contained herein or in any certificate delivered by the Seller pursuant hereto unless and until, and only to the extent that, the aggregate of all such individual losses incurred or sustained by all Buyer with respect to which Buyer is entitled to indemnification with respect to such breach of a representation or warranty exceeds $20,000, in which case the Seller shall only be liable for the amount by which all such losses exceed such amount and (ii) the aggregate liability of the Seller to indemnify the Buyer for losses with respect to any breach of a representation or warranty contained herein or in any certificate delivered by the Seller pursuant hereto shall in no event exceed the Purchase Price; provided, that for purposes of determining whether any breach of a representation or warranty has occurred with respect to a claim for indemnification or for the purposes of measuring losses, such representations and warranties shall be deemed to have been made without any materiality, Material Adverse Effect or similar qualifications and without any dollar thresholds.

ARTICLE IX

TERMINATION

Section 9.01.  Termination Events.  Subject to the provisions of Section 9.02, this Agreement may, by written notice given at or prior to the Closing Date in the manner hereinafter provided, be terminated and abandoned only as follows:

(a)           By Seller upon written notice, if a material default or breach shall be made by Buyer with respect to the due and timely performance of any of Buyer’s covenants and agreements contained herein, or with respect to the due compliance with any of Buyer’s representations and warranties contained in Article IV, and such default cannot be cured prior to the Closing Date and has not been waived;

(b)           By Buyer, upon written notice, if a material default or breach shall be made by Seller with respect to the due and timely performance of any of its covenants and agreements contained herein, or with respect to the due compliance with any of the representations and warranties of Seller contained in Article III, and such default cannot be cured prior to the Closing Date and has not been waived;

(c)           By Buyer, in the event that any update, amendment or modification pursuant to the terms of Sections 5.07 and 5.08 hereof reflects or results in a Material Adverse Effect;

(d)           By mutual written consent of Buyer and Seller; or

(e)           By any Party, without further action of such Party, if the conditions to such Party’s obligation to consummate the Closing (as set forth in Article VII) shall not have been satisfied by close of business on August 31, 2006.

Section 9.02.  Effect of Termination.  In the event this Agreement is terminated pursuant to Section 9.01, all further rights and obligations of the Parties hereunder shall terminate without liability on the part of any Party, except that the obligations under the Non-Disclosure Agreement, shall survive.  Notwithstanding the foregoing, the rights of the terminating Party to pursue all legal remedies for the breach of any representation, warranty, covenant or agreement set forth in this Agreement prior to such termination shall survive such termination, and the breaching Party shall be fully liable for any and all damages, costs and expenses sustained or incurred by the terminating Party as a result of such breach.

ARTICLE X

MISCELLANEOUS

Section 10.01.  Notices.  All notices, requests and other communications to any Party hereunder shall be in writing (including facsimile transmission) and shall be given by registered or certified mail (postage prepaid, return receipt requested), nationally-recognized overnight delivery service, or personally delivered to the address provided below or sent by facsimile transmission (with verification thereof by the sender) to the facsimile number provided below:

If to Seller:	Surface Systems, Inc.
4021 Stirrup Creek Drive, Suite 100
Durham, NC 27703
Attention: Mr. Bruce Reimer
Telephone: 919-433-8263
Facsimile: 919-361-2948

with a copy to:	Quixote Corporation
35 East Wacker, Suite 1100
Chicago, IL 60601
Attention: Ms. Joan Riley
Telephone: 312-705-8410
Facsimile: 312-467-0197

If to Buyer:	Data Transmission Network Corporation
9110 West Dodge Road, Suite 200
Omaha, NE 68114
Attention: Mr. Richard Halle
Telephone: (402) 399-6468
Facsimile: (402) 882-4500

with a copy to:	Kutak Rock LLP
1650 Farnam Street
Omaha, NE 68102
Attention: Ms. Lisa A. Sarver
Telephone: (402) 346-6000
Facsimile: (402) 346-1148

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally, (b) two (2) Business Days after being sent by Federal Express or other overnight courier of national reputation for next day delivery, (c) one (1) Business Day after being delivered, if delivered by facsimile and (d) two (2) Business Days after being sent, if sent by registered or certified mail.  Any of the Parties identified above shall be entitled to specify a different address by giving notice as aforesaid to each of the other Parties identified above.

Section 10.02.  Amendments and Waivers.

(a)           Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b)           No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 10.03.  Expenses.  All costs and expenses of whatsoever nature incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.  Seller shall be responsible for the payment of the costs and expenses of all transfer, documentary, gross receipts, sales and use taxes and similar liabilities, if any, resulting from the sale of the Purchased Assets to Buyer and the consummation of the transactions contemplated by this Agreement, other than taxes based on Buyer’s income, which taxes shall be the sole responsibility of Buyer.

Section 10.04.  Successors and Assigns; Assignment.  The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, provided that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Parties hereto.  Any other purported assignment or delegation in contravention of the foregoing shall be null and void.

Section 10.05.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such state.

Section 10.06.  Counterparts; Effectiveness.  This Agreement may be executed and delivered in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.  This Agreement may be executed and delivered via facsimile.  This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Parties hereto.

Section 10.07.  Entire Agreement; Third Party Beneficiaries.  This Agreement, those agreements referred to hereunder and the Non-Disclosure Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement.  The exhibits and schedules hereto are in integral part hereof and are incorporated by reference herein for all purposes.  Where required by context, a reference to a schedule shall be deemed to refer to such schedule as amended or updated.  Neither this Agreement nor any provision hereof shall confer upon any Person other than the Parties hereto any rights or remedies hereunder.

Section 10.08.  Severability.  If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

ARTICLE XI

DEFINITIONS

Section 11.01.  Definitions.

 “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Person.  For purposes of this definition, “Control” (including, with correlative meanings, the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through Ownership of stock, by contract or credit arrangement or otherwise.

“Agreement” has the meaning set forth in the preface of this Agreement.

“Assignment Consent Customer” has the meaning set forth in Section 2.07 hereof.

“Best Efforts” are the commercially reasonable efforts that a prudent person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible.

“Bill of Sale” has the meaning set forth in Section 7.01(p) hereof.

“Business”  has the meaning set forth in the preface of this Agreement.

“Business Day” means any day, other than a Saturday or Sunday or any other day on which banks are required or authorized to close in Omaha, Nebraska.

“Buyer” has the meaning set forth in the preface of this Agreement.

“Claims” has the meaning set forth in Section 2.01(l) hereof.

“Closing” has the meaning set forth in Section 2.05 hereof.

“Closing Date” has the meaning set forth in Section 2.05 hereof.

“Closing Payment” has the meaning set forth in Section 2.06(a) hereof.

 “Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any information that is not already generally available to the public concerning the business and operations of Buyer and Seller and their respective Affiliates insofar as such information relates to the Purchased Assets and/or the Business or Seller’s use of such information in connection with the Purchased Assets and/or the Business, or otherwise relating to this transaction.  Confidential Information shall include, without limitation, information relating to business operations (including customers, suppliers, equipment, services of employees, financial information or methods of operation), know-how, trade secrets, technical and economic data, computer programs, systems documentation, designs, procedures, formulas, improvements, ideas (including patent information), copyrights or publications of a confidential nature pertaining to a Party, its products and services or its customers.  Confidential Information shall not include information which (a) is now, or hereafter becomes, through no act or failure to act on the part of Seller, generally known or available to the public; (b) is furnished to others by Buyer without restriction on disclosure; or (c) is hereafter rightfully furnished to Seller by a third party without, to the Knowledge of Seller, any breach of any confidentiality obligation to Buyer.

“Consent Customers” has the meaning set forth in Section 2.07 hereof.

“Consent Holdback” has the meaning set forth in Section 2.06(b) hereof.

“Consent Revenue” has the meaning set forth in Section 2.07 hereof.

“Customers” has the meaning set forth in Section 2.01(a) hereof.

“Customer Contracts” has the meaning set forth in Section 2.01(a) hereof.

“Data Bases” has the meaning set forth in Section 2.01(c) hereof.

“Disclosure Schedules” has the meaning set forth in the preface to Article III herein.

 “Effective Time” has the meaning set forth in Section 2.05 hereof.

“Employees” has the meaning set forth in Section 3.15(d) hereof.

“Employee Benefit Plan” means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any multiemployer pension plan as defined in the Taft-Hartley Act of 1947), or

(d) Employee Welfare Benefit Plan or material fringe benefit or other retirement, bonus or incentive plan or program.

“Employee Leasing Agreement” has the meaning set forth in Section 5.02 hereof.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Excluded Assets” has the meaning set forth in Section 2.02 herein.

“Excluded Hardware” has the meaning set forth in Section 2.02(d) hereof.

 “Financial Statements” has the meaning set forth in Section 3.14 hereof.

“Final Consent Date” has the meaning set forth in Section 2.06(b)(iv) hereof.

“First Consent Date” has the meaning set forth in Section 2.06(b)(i) hereof.

“Forward Looking Obligations” has the meaning set forth in Section 2.03 herein.

“Governmental Authority” means any branch or agency of government, domestic or foreign, having jurisdiction over the Parties or the subject matter of this Agreement.

“Hardware” has the meaning set forth in Section 2.01(e) hereof.

“Income Taxes” means any federal, state, local or foreign income or franchise taxes or other taxes imposed on or with respect to net income or capital, together with any interest or penalties or additions to tax imposed with respect thereto, and any obligations under any arrangements with respect to any Income Taxes.

“Income Tax Returns” means any federal, state, local or foreign Tax Returns required to be filed with any Taxing Authority that pertains to Income Taxes.

“Indemnifying Party” has the meaning set forth in Section 8.04 hereof.

“Indemnitee” has the meaning set forth in Section 8.04 hereof.

“IP Rights” has the meaning set forth in Section 2.01(d) hereof.

“Knowledge” means the actual knowledge of such party or, in the case of an entity, the officers of such party with responsibility for the matter in question after reasonable investigation.

 “Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including but not limited to any liability for Taxes.

“Material Adverse Effect” means any consequence, individually or in the aggregate, which has a material and adverse impact on the financial position, assets, liabilities, business or results of operations of Buyer, Seller, the Business and/or the Purchased Assets or which materially affects the ability of either Party to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, any change in the financial position, assets, liabilities, business or results of operations which results in a loss in excess of $10,000 shall be conclusively presumed to have a Material Adverse Effect.

“Non-Consenting Customer” has the meaning set forth in Section 2.07 hereof.

 “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Other Agreements” has the meaning set forth in Section 2.01(h) hereof.

“Other Equipment” has the meaning set forth in Section 2.01(f) hereof.

 “Party” and “Parties” have the meaning set forth in the preface to this Agreement.

“Permits” has the meaning set forth in Section 2.01(j) hereof.

“Permitted Liens” means liens for Taxes not yet due and payable.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

“Prepaid Fees” has the meaning set forth in Section 2.04 hereof.

“Product Marketing Agreement” has the meaning set forth in Section 5.03 hereof.

“Proposals” has the meaning set forth in Section 2.01(a) hereof.

 “Purchased Assets” has the meaning set forth in Section 2.01 hereof.  Purchased Assets shall not include any other asset other that those described above and, specifically, shall not include (i) the Excluded Assets, (ii) the organizational documents, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, shareholder records, and other documents relating to the organization, maintenance and existence of Seller as a corporation or (iii) any of the rights of Seller under this Agreement.

“Purchase Price” has the meaning set forth in Section 2.04 hereof.

“QTT” has the meaning set forth in Section 5.03 hereof.

“Quixote” has the meaning set forth in Section 3.01 hereof.

 “Restricted Period” has the meaning set forth in Section 6.06(a) hereof.

“Restricted Territory” has the meaning set forth in Section 6.06(a) hereof.

“RWIS Data” has the meaning set forth in Section 6.08 hereof.

“Second Consent Date” has the meaning set forth in Section 2.06(b)(ii) hereof.

 “Security Interest” means any lien, pledge, encumbrance, charge or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, and (c) other liens which secure the performance of Forward Looking Obligations.

 “Seller” has the meaning set forth in the preface of this Agreement.

“Self-Help Code” means any back door, time bomb, drop dead device, or other software routine designed to disable a computer program automatically with the passage of time or under the positive control of a party other than the owner or authorized user of the system.

“Software and Licenses” has the meaning set forth in Section 2.01(b) hereof.

“St. Louise Facility” has the meaning set forth in Section 3.11 hereof.

“St. Louis Real Estate Lease” has the meaning set forth in Section 3.11 hereof.

“Storm Beacon Customers” has the meaning set forth in Section 2.02(c) hereof.

“Subcontract” has the meaning set forth in Section 5.04 hereof.

“Subcontract Consent Customer” has the meaning set forth in Section 2.07 hereof.

“Subcontract Customer” has the meaning set forth in Section 6.08 hereof.

“Supplies” has the meaning set forth in Section 2.01(g) hereof.

 “Tax” or “Taxes” means without limitation, any federal, state, local, foreign or other net income, gross income, gross receipts, license, lease, payroll, employment, excise, severance, stamp, occupation, premium, ad valorem, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, service, service use, profits, withholding, social security (or similar), unemployment, disability, real property, customs duties, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not; and any obligations under any agreements or arrangements with respect to any Taxes described herein.

“Taxing Authority” means any Governmental Authority, domestic or foreign, having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Tax Returns” means any returns, declarations, reports, information returns, claims for refund, forms, statements or other documents (including any related or supporting information or schedules and any amendment thereof) required to be filed with any Taxing Authority in respect of any Taxes.

“Third Consent Date” has the meaning set forth in Section 2.06(b)(iii) hereof.

“Transaction Proposals” has the meaning set forth in Section 5.06 hereof.

“Unauthorized Code” means any virus, Trojan horse, worm, or other software routines or hardware components designed to permit unauthorized access; to disable, erase, or otherwise harm software, hardware, or data; or to perform any other similar actions.

“Unrelated Assets” has the meaning set forth in Section 2.02(h) hereof.

“Warranties” has the meaning set forth in Section 2.01(k) hereof.

{SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BUYER:

DATA TRANSMISSION NETWORK CORPORATION

By	/s/ Richard G. Halle
Richard G. Hallé, Chief Financial Officer

SELLER:

SURFACE SYSTEMS, INC.

By	/s/ Bruce Reimer
Bruce Reimer, Executive Vice President